Exhibit 99.1

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

MR SAM SAMPLE
123 SAMPLES STREET	Security Class	COMMON
SAMPLETOWN SS X9X 9X9
Holder Account Number
	C1234567890	X X X

Form of Proxy - Special Meeting to be held on —, 2014

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, guardian, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual, you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed to the holder.

5.	The securities represented by this proxy will be voted or withheld from voting as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted IN FAVOUR of the Arrangement Resolution.

6.	The securities represented by this proxy will be voted in favour of, withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8.	This proxy should be read in conjunction with the accompanying documentation provided by Management and the Board of Directors.

Proxies submitted must be received by midnight, Eastern Daylight Time, on —, 2014.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

•	Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• •	Go to the following web site: www.investorvote.com Smartphone? Scan the QR code to vote now.	•	You can enroll to receive future securityholder communications electronically by visiting www.computershare.com/eDelivery and clicking on “eDelivery Signup”.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER    123456789012345

tbd_0136BA	CPUQC01.E.INT/000001/i1234

Appointment of Proxyholder
I/We, being holder(s) of Tim Hortons Inc. common shares hereby appoint: Marc Caira, or failing this person, Cynthia J. Devine, or failing this person, Jill E. Sutton	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following directions (or if no directions have been given, as the proxyholder sees fit) on all proposals set forth below and all other matters that may properly come before the Special Meeting of shareholders of Tim Hortons Inc. to be held at the Metro Toronto Convention Centre, 255 Front Street West, Toronto, Ontario on —, 2014 at — a.m., Eastern Daylight Time, and at any adjournment or postponement thereof. Reference should be made to the notice of special meeting of Tim Hortons Inc. dated —, 2014 and the joint information statement/circular of Burger King Worldwide, Inc. and Tim Hortons Inc. dated —, 2014 (the “joint information statement/circular).

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES

The Board of Directors recommends a vote FOR the Arrangement Resolution.

For	Against

1. The Arrangement Resolution

The special resolution of shareholders of Tim Hortons Inc., the full text of which is attached as Annex C to the joint information statement/circular, to approve an arrangement pursuant to section 192 of the Canada Business Corporations Act, to effect, among other things, the acquisition of all of the outstanding common shares of Tim Hortons Inc. by an affiliate of Burger King Worldwide, Inc. as more particularly described in the joint information statement/circular.

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	Signature(s)	Date
Authorized Signature(s) - This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted FOR the Arrangement Resolution.

DD / MM / YY

Mark this box if you consent to householding	☐	Mark this box if you plan to attend the meeting	☐

    tbd_0136CA